Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS A TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

[***]

DATACENTER LEASE

BUILDING 4

Between

APLD ELN-02 C LLC, a Delaware limited liability company

as Landlord

and

COREWEAVE, INC., a Delaware corporation

as Tenant

Dated

August 28, 2025

SCHEDULE “1”

CERTAIN DEFINED TERMS

“Acceptable Counterparty” means an Affiliate of Landlord, or a Person, which satisfies all of the following conditions: (1) neither it nor any of its then current Affiliates (a) is a Tenant Competitor; (b) is engaged in material litigation or other material adversarial proceedings against Tenant or any Tenant Affiliates; (c) is subject to sanctions or otherwise designated on any list of prohibited or restricted parties; or (d) is a Person from whom Tenant is not permitted to procure services under any Applicable Law; (2) all of the representations, warranties and covenants provided by Landlord in this Lease would be true and fully complied with upon the applicable transaction with that Person; (3) it has, or it retains an operator which has, substantially similar experience providing services of substantively similar scale and technical standards as the services which Landlord provides to Tenant under this Lease (including, without limitation, liquid cooling); (4) it (or the resulting Landlord entity) has sufficient net assets (excluding good will as an asset) and financial resources to perform under this Lease (which net assets (excluding good will as an asset) and financial resources will at the time of the applicable transfer, at a minimum, be at least as great as the net assets (excluding good will as an asset) and financial resources of Landlord at the date Landlord entered into the Lease); and (5) its acquisition of the Property, voting rights, or the Lease would not cause a material disruption to the services or a material adverse impact on Tenant or any Tenant Affiliates (as determined in Tenant’s commercially reasonable discretion).

“ACM” shall mean and refer to asbestos, asbestos-containing materials or presumed asbestos-containing materials.

“Additional Rent” shall mean and refer to all amounts (other than Base Rent) payable by Tenant to Landlord pursuant to this Lease, whether or not denominated as such.

“Affiliate” means with respect to a Person, any other Person which, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

“Alterations” shall mean and refer to any alterations, additions, improvements or replacements to the Tenant Space, or any other portion of the Building or Property performed by or on behalf of Tenant or any other Tenant Party, provided that in no event shall Tenant’s Personal Property be considered Alterations (nor shall Tenant’s Personal Property be subject to the provisions of this Lease relating to the installation of Alterations; provided that the manner of installation complies with the restrictions and conditions on Alterations).

“Applicable Laws” shall mean and refer to (a) all laws, ordinances, building codes, rules, regulations, orders and directives of any governmental authority now or hereafter having jurisdiction over the Property, (b) all covenants, conditions and restrictions now or hereafter affecting the Property, and (c) all rules, orders, regulations and requirements of any applicable fire rating bureau or other organization performing a similar function for the Property.

“Bankruptcy Code” shall mean and refer to Title 11 of the United States Code.

“Base Rent” shall mean and refer to the amounts of Base Rent set forth in Item 8 of the Basic Lease Information.

“Basis of Design” or “BOD” shall have the meaning set forth on Schedule “E”, attached hereto.

“Building Systems” shall mean and refer to the Building and/or Property systems and equipment, including, without limitation, all fire/life safety, electrical, cooling, plumbing or sprinkler, access control (including, without limitation, Landlord’s Access Control Systems), mechanical, and telecommunications systems and equipment.

“Business Day” means Monday through Friday, excluding major U.S. bank holidays.

“Cables” shall mean and refer to all fiber and/or copper cabling that is placed into the Pathway by Landlord on Tenant’s behalf, or by Tenant and/or by any other Tenant Party.

“Campus” shall mean and refer to the datacenter buildings (including the Building and the buildings known as [***]) owned by Landlord or an affiliate of Landlord, in that certain project located on the [***], as approximately shown on Schedule “A-1” attached hereto.

“Casualty-Complete” shall mean and refer to a Casualty Event that results in the complete destruction of the Building.

“Casualty Event” shall mean and refer to fire, explosion or any other disaster causing damage to the Property, the Building, or the Tenant Space.

“Casualty Repair” shall mean and refer to the repair and reconstruction of the damaged portion(s) of the Building and/or the Tenant Space to substantially the same condition in which they existed immediately prior to a particular Casualty Event.

“Casualty Repair Notice” shall mean and refer to written notice by Landlord to Tenant notifying Tenant of the Repair Period-Estimated.

“CDU” shall mean and refer to a coolant distribution unit.

“Claims” shall mean and refer to third party claims, actions, suits and proceedings, and losses, damages, obligations, liabilities, penalties, fines, costs and expenses arising from any such claims, actions, suits, or proceedings, including, without limitation, reasonable attorneys’ fees, legal costs, and other costs and expenses of defending against any such claims, actions, suits, or proceedings.

“Colocation Activity” shall mean and refer to the installation, operation and maintenance by a Colocation Party of such Colocation Party’s computer, switch and/or communications equipment in the Tenant Space, and the connection of such equipment with the equipment of other Colocation Parties within the Tenant Space.

“Colocation Agreement” shall mean and refer to a license agreement, by and between Tenant and a Colocation Customer, whereby Tenant provides such Colocation Customer (and its related Colocation Parties) a license for the sole purpose of engaging in Colocation Activities within the Tenant Space.

“Colocation Customer” shall mean and refer to a non-carrier customer of Tenant, who desires to engage in Colocation Activities within the Tenant Space, under and pursuant to a Colocation Agreement.

“Colocation Party” shall mean and refer to each Colocation Customer and any person claiming, directly or indirectly, by, through or under any Colocation Customer, together with the officers, agents, servants and employees of each Colocation Customer.

“Commencement Date” is defined in Item 4(e) of the Basic Lease Information. The Commencement Date with respect to Phase 1 is herein sometimes referred to as the “Phase 1 Commencement Date”. The Commencement Date with respect to Phase 2 is herein sometimes referred to as the “Phase 2 Commencement Date”. The Commencement Date with respect to Phase 3 is herein sometimes referred to as the “Phase 3 Commencement Date”. The Commencement Date with respect to Phase 4 is herein sometimes referred to as the “Phase 4 Commencement Date”. The Commencement Date with respect to Phase 5 is herein sometimes referred to as the “Phase 5 Commencement Date”. The Commencement Date with respect to Phase 6 is herein sometimes referred to as the “Phase 6 Commencement Date”.

-ii-

“Commencement Date Conditions” means, as to each Phase, the occurrence of the following with respect to such Phase:

[***].

“Commencement Date Notice” shall mean and refer to a notice from Landlord to Tenant, substantially in the form attached hereto as Schedule “H”, which shall (a) memorialize Landlord’s delivery of the Tenant Space to Tenant, and (b) confirm the actual Commencement Date.

“Commissioning” shall mean and refer to the act of causing the commissioning/turn up of the Premises’ infrastructure pursuant to the Commissioning Criteria, so that such infrastructure has passed Level 5 of such Commissioning Criteria.

“Commissioning Agent” shall mean and refer to the third-party firm that performs the Commissioning.

“Commissioning Complete Letter” shall mean and refer to a letter from the Commissioning Agent, evidencing successful Commissioning of the Premises, substantially in the form attached hereto as Attachment “1” to Schedule “H”.

“Commissioning Criteria” shall mean and refer to the commissioning criteria set forth on Schedule “E-1”.

“Common Area” shall mean and refer to that part of the Property outside of the Building designated by Landlord from time to time for the common use of all occupants of the Property, including among other facilities, the sidewalks, service corridors, curbs, truck ways, loading areas, private streets and alleys, lighting facilities, halls, lobbies, delivery passages, elevators, drinking fountains, meeting rooms, public toilets, parking areas and garages, decks and other parking facilities, landscaping and other common rooms and common facilities. In addition, Tenant shall have the exclusive right to use (including, without limitation, for the purposes of a staging area in connection with Tenant’s initial move into the Tenant Space), at no cost to Tenant, those certain [***] parking spaces depicted on Schedule “M” attached hereto.

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“Consequential Damages” shall mean and refer to consequential damages, punitive damages, incidental damages, indirect damages, special damages, loss of profit, loss of business opportunity and loss of income.

“Contamination” means any pollutants, contaminants, Waste, toxic substances or Hazardous Materials at, in, on, under or released to or from any part of the Premises (including groundwater) in amounts or conditions that violate Applicable Laws.

“Control” shall mean and refer to the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the controlled entity and/or the power to elect a majority of the controlled entity’s board of directors.

“Datacenter Rules and Regulations” shall mean and refer to Landlord’s rules and regulations for the Premises, as same may be amended from time to time in accordance with Section 6.2 of the Lease. The version of the Datacenter Rules and Regulations that is current on the Effective Date is attached hereto as Schedule “L”.

“Data Hall” means a datacenter suite that is leased by Tenant pursuant to this Lease.

“Default Rate” shall mean and refer to an interest rate equal to the lesser of (a) [***] per month, or (b) the maximum lawful rate of interest.

“Delinquency Date” shall mean and refer to the date that is ten (10) business days after the date on which any particular payment of Rent is due from Tenant to Landlord.

“Early Access” shall mean and refer to Tenant’s ability, subject to the terms of Section 2.2.3, to enter the applicable Data Hall of a Phase, prior to the Commencement Date, for the purposes of inspecting same and for performing Tenant Work.

“Early Access Date” shall mean [***].

“Early Access Notice” shall mean and refer to the notice from Landlord to Tenant notifying Tenant that Landlord has advanced the Commencement Date Conditions sufficiently to allow Tenant to engage in certain activities of Tenant Work prior to the applicable Commencement Date.

“Early Access Period” shall mean and refer to the period between the Early Access Date and the Commencement Date for the applicable Phase.

[***].

[***].

“Electricity Demand Threshold” means, with respect to any particular Data Hall, the total electrical power specified in Item 17 of the Basic Lease Information, below, which is available for utilization by Tenant in such Data Hall as measured at the PDUs solely serving such Data Hall, for the purpose of delivering critical electrical power to Tenant’s equipment within such Data Hall.

“Environmental Laws” shall mean and refer to all now and hereafter existing Applicable Laws regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment.

“Escalation Date” is defined in Item 8 of the Basic Lease Information.

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“Event of Default by Tenant” shall mean and refer to the occurrence of any of the Events of Default by Tenant described in Sections 15.1.1-15.1.5, inclusive.

“Extension Option” shall mean and refer to Tenant’s option to extend the Term of the Lease, the number and duration of which is as set forth in Item 6 of the Basic Lease Information, and the terms for which are as set forth in Section 2.3 of the Standard Lease Provisions.

“Extension Option Exercise Notice” shall mean and refer to written notice from Tenant to Landlord specifying that Tenant is irrevocably exercising an Extension Option so as to extend the Term of this Lease by the applicable Extension Term on the terms set forth in Section 2.3 of the Standard Lease Provisions.

“Extension Term” shall mean and refer to the duration of each duly exercised Extension Option, as set forth in Item 6 of the Basic Lease Information.

“Extension Term Base Rent” shall mean and refer to the monthly Base Rent payable with respect to the Tenant Space during an Extension Term.

“Financial Statements” shall mean [***].

“Force Majeure” shall mean [***].

“Generator Fuel Usage” shall mean and refer to all fuel used by the element(s) of the Back-Up Power Specifications described in Item 21 of the Basic Lease Information, below.

[***].

“Handle,” “Handled,” or “Handling” shall mean and refer to any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.

“Hazardous Materials” shall mean and refer to: (1) any material or substance: (i) which is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing PCBs; (iv) containing ACM; (v) which is radioactive; (vi) which is infectious; or (2) any other material or substance displaying toxic, reactive, ignitable, explosive or corrosive characteristics, and is defined, or becomes defined, as such by any Environmental Law.

“Holder” shall mean and refer to any mortgagee or beneficiary of a mortgage or deed of trust encumbering the Property or any portion thereof, or any lessor of a ground or underlying lease with respect to the Property or any portion thereof.

“HVAC” shall mean and refer to heating, ventilation and air conditioning.

“IRC” means the Internal Revenue Code of 1986, as amended.

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“Intellectual Property Rights” means all intellectual property rights, including all patents, trademarks, trade dress, copyrights, database rights, trade secrets, know-how, mask works and any other similar protected rights in any country including all related applications for and registrations of these rights.

“Landlord Default” shall mean and refer to the occurrence of a Landlord Default, as described in Section 16.1.1.

[***].

“Landlord Group” shall mean and refer to Landlord, Landlord’s Designee, Landlord Guarantor, and Ground Lessor and their respective directors, officers, shareholders, members, employees, constituent partners, affiliates, beneficiaries and trustees.

“Landlord’s Access Control Systems” shall mean and refer to the following: (a) 24x7x365 physical onsite security, (b) keycard entry into the Building; (c) an electronic “key card” system to control access to the Premises, and (iii) a video surveillance system in the Premises, provided that, in all cases, Landlord’s Access Control Systems shall comply with the terms of Schedule “N” attached hereto.

“Landlord’s Lease Undertakings” shall mean and refer to any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents that is to be provided or performed by Landlord.

“Landlord’s Liability Cap” shall mean and refer to an aggregate amount equal to [***].

“Late Charge” shall mean and refer to a sum equal to [***] of the amount of a particular Late Payment.

“Late Payment” shall mean and refer to any payment of Rent that Landlord has not received from Tenant on or prior to the Delinquency Date.

“Late Payment Interest” shall mean and refer to interest on a particular Late Payment at the Default Rate.

“Lease Documents” shall mean and refer to this Lease and all schedules, exhibits, riders, amendments, and addenda to this Lease.

“Lease Year” shall mean and refer to each period of twelve (12) consecutive calendar months during the applicable Term for a Phase, commencing with the first day (the “Calendar Month Commencement Date”) of the first full calendar month of such Term (and each successive anniversary thereof), and ending with the day before the anniversary of the Calendar Month Commencement Date. In the event that the Commencement Date occurs on a date that is other than the Calendar Month Commencement Date, then the first (1st) Lease Year shall be deemed to include the partial month.

“Noticed Holder” shall mean and refer to a Holder for which Tenant has been notified in writing of the address of such Holder.

“Outside Completion Date” is defined in Item 4(c) of the Basic Lease Information.

“PCBs” shall mean and refer to polychlorinated biphenyls.

“PDUs” shall mean and refer to power distribution units.

-vi-

“Permitted Transfer” shall mean [***].

“Permitted Use” shall (a) as it relates to the Premises, mean and refer to the placement, installation, operation, repair and maintenance of computer, switch and/or communications equipment and connections of such equipment (subject to the terms of Section 1.3 of the Standard Lease Provisions) as well as general datacenter use, (b) as it relates to the Ancillary Space (Storage/Office), mean and refer to the permitted use described in Schedule “K”.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company or other entity.

“Phase” means, individually, any of Phase 1, Phase 2, Phase 3, Phase 4, Phase 5 or Phase 6, which are collectively referred to as the “Phases”.

“Phase 1” or “Phase 1 Data Hall” means the Data Hall in the Building identified as “Data Hall 1” on Schedule “A-2”, and as described in Item 7(a) of the Basic Lease Information below.

“Phase 2” or “Phase 2 Data Hall” means the Data Hall in the Building identified as “Data Hall 2” on Schedule “A-2”, and as described in Item 7(a) of the Basic Lease Information below.

“Phase 3” or “Phase 3 Data Hall” means the Data Hall in the Building identified as “Data Hall 3” on Schedule “A-2”, and as described in Item 7(a) of the Basic Lease Information below.

“Phase 4” or “Phase 4 Data Hall” means the Data Hall in the Building identified as “Data Hall 4” on Schedule “A-2”, and as described in Item 7(a) of the Basic Lease Information below.

“Phase 5” or “Phase 5 Data Hall” means the Data Hall in the Building identified as “Data Hall 5” on Schedule “A-2”, and as described in Item 7(a) of the Basic Lease Information below.

“Phase 6” or “Phase 6 Data Hall” means the Data Hall in the Building identified as “Data Hall 6” on Schedule “A-2”, and as described in Item 7(a) of the Basic Lease Information below.

“PM Activity” shall mean and refer to each of the activities contained on Landlord’s then-current PM Standards.

“PM Change” shall mean and refer to a change to the PM Schedule requested by Tenant.

“PM Change Cost Estimate” shall mean and refer to written notice from Landlord to Tenant of the estimated incremental costs related to the PM Change.

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“PM Change Request” shall mean and refer to written notice from Tenant to Landlord of Tenant’s requested PM Change.

“PM Schedule” shall mean and refer to Landlord’s then-current schedule for the performance of the PM Activities.

“PM Standards” shall mean and refer to the activities of preventative maintenance and testing that Landlord performs with regard to the critical infrastructure that serves the Premises. Landlord and Tenant acknowledge that Landlord’s PM Standards shall be consistent with industry standard custom and practice and will at a minimum meet then-current OEM recommended levels and practices.

“Property” shall mean and refer to the Land (as defined in Item 14 of the Basic Lease Information, below), the Building, and Landlord’s personal property thereon or therein.

“Rent” shall mean and refer to all Base Rent, plus all Additional Rent.

“Repair Period-Actual” shall mean and refer to the period of time that it actually takes to repair and/or restore the Building following a Casualty Event in order to enable Tenant’s use of the Tenant Space in the ordinary conduct of Tenant’s business.

“Repair Period-Estimated” shall mean and refer to the period of time, which Landlord reasonably estimates (based on input from third party contractors) will be required for the repair and/or restoration of the Building following a Casualty Event in order to enable Tenant’s use of the Tenant Space in the ordinary conduct of Tenant’s business.

“Security Documents” shall mean and refer to: (i) all ground leases or underlying leases; (ii) the lien of any mortgage, deed, or deed of trust; (iii) all past and future advances made under any such mortgages, deeds, or deeds of trust; and (iv) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages, deeds, and deeds of trust.

“SMBC Mortgage” shall mean that certain Construction Mortgage, Security Agreement, Fixture Filing, Financing Statement and Assignment of Rents and Leases with Deficiency Rights [***] by certain Mortgagors thereto to Sumitomo Mitsui Banking Corporation, in its capacity as Collateral Agent, as Mortgagee (the “Existing Mortgagee”).

“SNDA” shall mean and refer to a subordination, non-disturbance and attornment agreement substantially in the form attached hereto as Schedule “Q” or in such other commercially reasonable form, which (at least) includes all required concepts described in Section 12.1 and 12.2 of this Lease, below and is otherwise reasonably approved by Tenant in accordance with Section 12.2.

“Taking” shall mean and refer to the Property, or some portion thereof, having been taken under the power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or sold to prevent the exercise thereof.

“Target Commencement Date” is defined with respect to each Phase in Item 4(b) of the Basic Lease Information.

“Taxes – Equipment” shall mean and refer to all governmental fees, taxes, tariffs and other charges levied directly or indirectly against or otherwise attributable to any personal property, fixtures, machinery, equipment, apparatus, systems, connections, interconnections and appurtenances located in, serving, or used by Tenant in or in connection with, the Tenant Space.

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“Taxes – Other” shall mean any excise, sales, privilege or other tax, assessment or other charge (other than income taxes) imposed, assessed or levied by any governmental or quasi-governmental authority or agency upon Landlord on account of (i) the Rent (and other amounts) payable by Tenant hereunder (or any other benefit received by Landlord hereunder), including, without limitation, any gross receipts tax, license fee or excise tax levied by any governmental authority, (ii) this Lease, Landlord’s business as a lessor hereunder, and/or the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of any portion of the Tenant Space (including, without limitation, any applicable possessory interest taxes), (iii) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Tenant Space, or (iv) otherwise in respect of or as a result of the agreement or relationship of Landlord and Tenant hereunder. For the avoidance of doubt, “Taxes – Other” shall include, without limitation, any sales, utility, or excise tax related to Tenant’s power or water usage and capacity availability in and with regard to the Tenant Space Notwithstanding the foregoing to the contrary, in no event shall Taxes – Other include (nor shall Tenant be responsible for paying or reimbursing for) any personal and real property taxes, mortgage taxes, transfer taxes, recording taxes, excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income, all to the extent imposed on or applicable to Landlord; provided, however, that the foregoing excluded taxes will not be deemed to be excluded from “Taxes – Other” if any such excluded taxes are imposed in substitution for or in lieu of any of the taxes, assessments or other charges expressly included above in “Taxes – Other”.

“Tenant Affiliate” shall mean and refer to any partnership, limited liability company, or corporation or other entity, which, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, Tenant.

“Tenant Competitor” shall mean any entity listed as a Tenant competitor in Tenant’s then-current Annual Report on Form 10-Q or 10-K or S-1 (which is no more than [***] old), and up to [***] additional entities listed in written notice delivered by Tenant to Landlord [***].

“Tenant Contamination” means any Contamination caused by Tenant or any Tenant Party at any time.

“Tenant Delay” shall mean [***].

“Tenant Group” shall mean and refer to Tenant and its directors, officers, shareholders, members, employees, constituent partners, and Tenant Affiliates.

“Tenant Parties” shall mean and refer, collectively to Tenant, the other members of the Tenant Group, Tenant’s Transferees, and their respective contractors, representatives, licensees, Colocation Parties, agents, and invitees.

“Tenant Space” shall mean and refer to the applicable Premises together with its applicable Pathway.

“Tenant Space Customer” shall mean and refer to each customer or other person or entity to which Tenant, any Tenant Affiliate, any other Tenant Party, or any Transferee, provides goods or services, which are in any way related to or associated with the use of the Tenant Space, including, but not limited to, those customers, persons or entities now or hereafter conducting transactions or other operations by or through or in connection with equipment located within the Tenant Space.

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“Tenant Work” shall mean [***].

“Tenant’s Liability Cap” shall mean and refer to an aggregate amount equal to [***].

“Tenant’s Personal Property” shall mean and refer, collectively, to all cable, wiring, connecting lines, and other installations, equipment or property installed or placed by, for, through, under or on behalf of Tenant or any Tenant Party anywhere in the Building and/or the Tenant Space, not including any equipment or property owned, leased or licensed by Landlord or any other member of the Landlord Group. Additionally, for the purposes of clarity, the parties acknowledge that “Tenant’s Personal Property” includes all equipment or property, other than equipment or property owned, leased or licensed by Landlord or any other member of the Landlord Group, installed and/or placed anywhere in the Building and/or the Tenant Space by any party specifically and solely in order to provide any service to Tenant or any Tenant Party (e.g., data storage/archiving and data recovery type equipment that is utilized by or for Tenant or any Tenant Party in the Tenant Space, but which is actually owned by a third party, other than Landlord or any other member of the Landlord Group).

“Term”; “Term of this Lease”; and “Term of the Lease” shall mean and refer to the period described in Item 5 of the Basic Lease Information, subject to the terms of such Item 5.

“Transfer” shall mean and refer to (a) a sublease of all or any part of the Tenant Space, (b) an assignment of this Lease by Tenant, (c) a transfer of the ownership interests Controlling Tenant, unless Tenant’s ownership interests are publicly traded, and/or (d) any other agreement (i) permitting a third party (other than Tenant’s employees, agents and occasional guests) to occupy or use any portion of the Tenant Space, or (ii) otherwise assigning, transferring, licensing, mortgaging, pledging, hypothecating, encumbering, or permitting a lien to attach to its interest under, this Lease.

“Transferee” shall mean and refer to any person or entity to whom a Transfer is made or sought to be made.

“Transfer Notice” shall mean and refer to a written request for Landlord’s consent to a particular Transfer, which notice shall include (i) a statement containing: (a) the name and address of the proposed Transferee; and (b) all of the principal terms of the proposed Transfer; (ii) current, certified financial statements of the proposed Transferee, and any other information and materials reasonably required by Landlord to enable Landlord to adequately review the financial responsibility of the proposed Transferee; (iii) the form of the proposed assignment or other Transfer documentation that will be executed by Tenant and the proposed Transferee, and (iv) such commercially reasonable information as Landlord shall reasonably request regarding the direct, indirect and constructive (as determined under the provisions of Section 318(a) of the IRC, as modified by Section 856(d)(5) of the IRC) ownership of the proposed Transferee.

“UPS Plant” shall mean and refer to an uninterruptible power supply plant.

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[***]

DATACENTER LEASE

This Datacenter Lease (this “Lease”) is entered into as of the Effective Date specified in Item 4 of the Basic Lease Information, by and between Landlord and Tenant:

RECITALS

A. APLD HPC Holdings LLC, a Delaware limited liability company, an Affiliate of Landlord (“Ground Lessor”) is the current owner of the Land. Ground Lessor, as landlord, leases the land and associated premises to APLD ELN-02 C LLC, a Delaware limited liability company (“Ground Lessee” or “Landlord”), as tenant, under and pursuant to a certain Ground Lease (defined below). Such land and associated premises are (or, at the Commencement Date, shall be) improved with, among other things, the Building. “Ground Lease” shall mean that certain Ground Lease dated as of August 26, 2025 by and between Ground Lessor, as lessor, and Landlord, as lessee, with respect to the Property (as amended and assigned, from time to time). Concurrently with execution of this Lease, Landlord and Tenant agree to execute (and Landlord will cause Ground Lessor to execute) that certain Ground Lessor Subordination, Non-Disturbance and Attornment Agreement in the form attached hereto as Schedule “Q-1”.

B. Tenant desires to lease (i) certain Premises, and (ii) certain Pathway between the Premises and the respective Meet-Me Rooms.

C. Unless otherwise specifically indicated to the contrary, all initially capitalized terms contained in this Lease shall have the meanings set forth on Schedule “1”, attached to this Lease.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, Landlord and Tenant agree as follows:

BASIC LEASE INFORMATION

1. Landlord:	APLD ELN-02 C LLC, a Delaware limited liability company (“Landlord”)
2. Tenant:	COREWEAVE, INC., a Delaware corporation (“Tenant”)
3. Tenant Addresses:	Tenant Address for Notices and Invoice of Rent: [***] with a copy to: [***] with a copy via e-mail to: [***]

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4. Effective Date/ Commencement Date: (a) Effective Date:	August 28, 2025 * (the “Effective Date”). *For the avoidance of doubt, such date shall be inserted by Landlord, upon Landlord’s counter-execution of this Lease.

(b) Target Commencement Date:	Phase 1: [***]. Phase 2: [***]. Phase 3: [***]. Phase 4: [***]. Phase 5: [***]. Phase 6: [***].
(c) Target Early Access Date:	With respect to each Phase, the Target Early Access Date is [***].
(d) Outside Completion Date:	The Outside Completion Date is the date that is [***] after the Target Commencement Date for Phase 1.
(e) Commencement Date:	With respect to each Phase, the “Commencement Date” shall mean and refer to the date upon which Landlord has completed the Commencement Date Conditions for such Phase.
5. Term:	For each Phase, “Term” shall mean that certain period commencing on the Commencement Date for such Phase and expiring on the last day of the calendar month that is [***].
6. Extension Options/ Extension Term:	Three (3) Extension Options, each to extend the Term of all the Data Halls for an Extension Term of sixty (60) months, subject to the terms of Section 2.3, below.
7. Premises/Pathway: (a) Premises: (b) Pathway:

The “Premises” is comprised of the following areas:

Phase 1: approximately 40,467 square feet

Phase 2: approximately 40,467 square feet

Phase 3: approximately 40,467 square feet

Phase 4: approximately 40,467 square feet

Phase 5: approximately 40,467 square feet

Phase 6: approximately 40,467 square feet

As described on Schedule “C”.

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8. Base Rent:

The initial rate of Base Rent under this Lease is $[***] per kW contracted for by Tenant under this Lease per Data Hall per month (“Base Rent Rate”), subject to annual escalations described below. Commencing on the first (1st) Escalation Date for the applicable Data Hall, and continuing with respect to such applicable Data Hall, until the expiration of the initial Term with respect to such applicable Data Hall, the monthly Base Rent Rate for such applicable Data Hall will increase annually on each Escalation Date, by [***].

Commencing on the applicable Commencement Date of a Data Hall and continuing throughout the Term for such applicable Data Hall (subject to escalation set forth herein), Tenant’s Base Rent for such Data Hall will be equal to the product of the Base Rent Rate for such applicable Data Hall multiplied by its applicable Electricity Demand Threshold of such Data Hall (as escalated from time to time, the “Base Rent”), to be paid in accordance with the provisions of this Lease.

[***].

For example, if the Commencement Date for an applicable Data Hall is January 30, [***], then the first escalation of the Base Rent Rate for such applicable Data Hall will occur on February 1, [***] and the Base Rent Rate for such applicable Data Hall will continue to escalate thereafter on February 1 of each year during the Term. For the avoidance of doubt, the Escalation Date for each applicable Data Hall under this Lease shall be based upon the Commencement Date for such applicable Data Hall.

9. Intentionally Deleted.	Intentionally Deleted.
10. Intentionally Deleted:	Intentionally Deleted.

11. Landlord’s Address for Notices:

APLD ELN-02 C LLC

3811 Turtle Creek Boulevard

Ste 2100, Dallas, TX 75219

Attention: Mark A. Chavez, General Counsel and Chief Compliance Officer

With a copy to:

Stutzman, Bromberg, Esserman & Plifka

2323 Bryan Street, Suite 2200

Dallas, Texas 75201-2689

Attn: [***]

Email: [***]

12. Landlord’s Address for Payment of Rent:	APLD ELN-02 C LLC 3811 Turtle Creek Boulevard Ste 2100, Dallas, TX 75219
13. Brokers:

(a) Landlord’s Broker:	None.

(b) Tenant’s Broker:	None.

-iii-

14. Land:

The land (the “Land”) as approximately depicted on Schedule “A-3”, shown as “[***]”. Landlord reserves the right to modify the lot lines shown on Schedule “A-3” (including the area that comprises the “Land”), which may be confirmed in writing by Landlord; provided, however, that Landlord agrees that such changes will have no adverse impact (which is more than a de minimis amount) on Tenant’s rights or obligations under this Lease.

15. Building:	That certain building located on the Land, which shall contain approximately [***] square feet (the “Building”; also referred to herein as “Building ELN04”).
16. Meet-Me Room

Suite 154 of the Building (“Meet-Me Room-1”), and Suite 174 of the Building (“Meet-Me Room-2”; together with Meet-Me Room-1, collectively, the “Meet-Me Rooms”; individually, in general, a “Meet-Me Room”).

17.Electricity Demand Threshold:	Phase 1: 25,000 kW Phase 2: 25,000 kW Phase 3: 25,000 kW Phase 4: 25,000 kW Phase 5: 25,000 kW Phase 6: 25,000 kW
18. Maximum Structural Load:	500 pounds of live load per square foot (“Maximum Structural Load”).
19. Intentionally Deleted:	Intentionally Deleted.
20. Ancillary Space:	Tenant will be provided certain office and storage space, under and by virtue of the terms set forth on Schedule “K”.
21. Back-Up Power Specifications:	The following Back-up Power Specifications will be in place on the applicable Commencement Date for such Phase: [***]. [***].
22. Landlord Guaranty:

Landlord Guaranty: Landlord agrees to provide Tenant, on the Effective Date, a guaranty by Applied Digital Corporation, a Nevada corporation (“Landlord Guarantor”) in the form as shown on Schedule “G”, attached hereto with regard to the Lease (the “Landlord Guaranty”).

This Lease shall consist of the foregoing Basic Lease Information, the provisions of the Standard Lease Provisions, below, Schedule “1”, above, and Schedules “A” through “T”, inclusive, all of which are incorporated herein by this reference as of the Effective Date. In the event of any conflict between the provisions of the Basic Lease Information and the provisions of the Standard Lease Provisions, the Basic Lease Information shall control.

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STANDARD LEASE PROVISIONS

1. LEASE OF TENANT SPACE.

1.1 Tenant Space. In consideration of the covenants and agreements to be performed by Tenant, and upon and subject to the terms and conditions of this Lease, Landlord hereby leases to Tenant for the Term, (i) the Premises; and (ii) the Pathway.

1.2 Condition of Tenant Space. [***].

1.2.1 Landlord’s Representations, Warranties and Covenants.

1.2.1.1 [***].

1.2.1.1.1 Landlord represents and warrants to Tenant, as of the Effective Date: [***]. In addition, Landlord represents and warrants to Tenant, as of the Effective Date, as follows: (i) attached hereto as Schedule “S” is a true, correct and complete copy of the Ground Lease, (ii) the Ground Lease is in full force and effect and has not been modified, supplemented or amended in any way except as set forth in Schedule “S” attached hereto, and (iii) there are no defaults by Landlord, as Ground Lessee, or Ground Lessor, under the Ground Lease, and no event has occurred or situation exists that would, with the passage of time or with notice, constitute a default under the Ground Lease. [***].

1.2.1.2 Landlord’s Covenants. Landlord covenants to Tenant that:

1.2.1.2.1 Landlord shall obtain and maintain all necessary permits, permissions, licenses, and consents from any governmental authority and any relevant party and authority under any documents of record with respect to all of its obligations under this Lease and will indemnify, defend, and hold Tenant harmless against all third party costs (excluding claims arising from Tenant’s customers or any third-party contracts) for any non-compliance with or failure to obtain and maintain such permits, permissions, licenses, or consents;

1.2.1.2.2 During the Term, Landlord will not, without Tenant’s consent, take, or authorize any of its employees, agents, contractors or Affiliates to take, any action that would result in (a) the passage of any Applicable Laws, code, regulation or ordinance prohibiting or limiting use of the Premises for the Permitted Use, and/or (b) any loss, degradation or reduction in the amount or capacity of any water, electricity or other utility required to be provided by Landlord under this Lease without the need to pay any additional tap fee, access fee or other similar charge other than the utility’s ordinary usage charges (other than those that are otherwise required of Tenant under this Lease); and

1.2.1.2.3 at Landlord’s sole cost and expense, upon written notice from Tenant, Landlord will promptly repair and remedy all defects and outstanding items in the Commencement Date Conditions work. Landlord shall remain liable, at Landlord’s sole cost and expense, for correction of all patent, latent and inherent defects to all elements of such work, the Building, including its structure, ducts and conduits, improvements, infrastructure, and all mechanical, HVAC, plumbing, and electrical plant infrastructure; and

1.2.1.2.4 Landlord shall comply with those certain requirements set forth on Schedule “N” and Schedule “O” attached hereto, subject to the terms of such schedules.

1.2.1.3 Concurrently upon Landlord’s execution and delivery of this Lease, Landlord shall execute and deliver to Tenant a copy of the Landlord Waiver attached hereto as Schedule “R”.

1.3 Interconnections; Pathway; Carriers.

1.3.1 Interconnections. Tenant acknowledges and agrees that all cross-connects between the systems of Tenant and those of carriers in the Building, must be ordered through Landlord and must occur in the Meet-Me Rooms [***].

1.3.3 Carrier Connectivity. In general, Tenant will contract for connectivity capacity directly with the applicable carriers. However, upon request from Tenant, Landlord shall maintain throughout the Term multiple independent fiber providers at the Building available to Tenant in order to operate the facility on a “carrier neutral” basis, meaning for these purposes that Landlord will not impose charges for interconnection, connections, easements, or wayleaves between an Approved Fiber Provider (as defined below) and/or such Approved Fiber Provider’s customers and Tenant, Tenant Affiliates and/or any of Tenant’s or Tenant Affiliate’s customers’ equipment or by a carrier (and/or such carrier’s customers) into the Building for the purpose of connecting Tenant’s equipment with such equipment, and in no respect shall favor any one carrier and/or Approved Fiber Provider over another or deal with or provide more favorable terms to any one carrier and/or Approved Fiber Provider to the detriment of another. Upon written request by Tenant, Landlord shall grant, upon commercially reasonable terms (but without cost to Tenant or the Approved Fiber Provider), a license coterminous with the Term to allow one or more telecommunications utility provider(s) designated by Tenant or to Tenant (any such party, an “Approved Fiber Provider”) to permit any such Approved Fiber Provider: (i) to bring such Approved Fiber Provider’s fiber into each Meet-Me Room through the Pathway (or, at Tenant’s election, through another location reasonably designated by Tenant and installed by Tenant or the Approved Fiber Provider at Tenant’s expense) and (ii) to maintain and operate such fiber in the Building. Tenant shall be entitled to interconnect with Approved Fiber Providers. Landlord shall facilitate and provide access for the Approved Fiber Provider to perform the interconnection for Tenant of the Approved Fiber Provider’s equipment to Tenant’s equipment at no charge. Landlord will provide access for the Approved Fiber Provider to perform such interconnection within a reasonable time after receipt of notification by Tenant.

1.4 Quiet Enjoyment; Tenant Space Access. Subject to the terms and conditions of this Lease, Tenant shall quietly have, hold and enjoy the Tenant Space in conformity with the Permitted Use without hindrance from Landlord or any person or entity claiming by, through or under Landlord. Subject to the terms and conditions of this Lease and Landlord’s Access Control Systems, Tenant shall have access to the Tenant Space twenty-four (24) hours per day, seven (7) days per week; provided, however, to the extent Tenant is prohibited from accessing the Tenant Space solely as a result of Force Majeure, Landlord shall not be deemed to have violated the terms of this Section 1.4.

1.5 Common Area. The Common Area shall be subject to Landlord’s sole management and control and shall be operated and maintained in such manner as Landlord in Landlord’s discretion shall determine. Tenant, and the other Tenant Parties, shall have the nonexclusive right to use the Common Area as constituted from time to time; such use to be in common with Landlord, the other members of the Landlord Group, and other persons entitled to use the same. Landlord may temporarily close any part of the Common Area for such periods of time as may be necessary to prevent the public from obtaining prescriptive rights or to make repairs or alterations required or permitted to be performed by Landlord under this Lease, provided that the same shall in no event adversely affect Tenant’s access to or use of the Building.

2. TERM.

2.1 Term. The term of this Lease, and Tenant’s obligation to pay Rent under this Lease, shall commence on the Commencement Date and thereafter shall be due on the first day of the month for each full month after the Commencement Date, subject to the terms of this Lease. This shall continue in effect for the Term of the Lease, as the same may be extended, or earlier terminated, in accordance with the express terms of this Lease.

2.2 Delivery of Tenant Space. [***].

2.2.1 Landlord and Tenant agree that, if the Commencement Date Conditions for an applicable Phase have occurred prior to the Target Commencement Date, Landlord shall have the right to deliver such applicable Phase and Commencement Date Notice to Tenant.

2.2.2 Late Delivery Remedies.

2.2.2.1 For each day that the applicable Commencement Date Conditions for the applicable Phase are not satisfied following the applicable Target Commencement Date, [***], Tenant shall be entitled to late delivery credits for such applicable Phase as follows:

(i) Tenant shall be entitled to no late delivery credit(s) with regard to the first [***] days following the Target Commencement Date, [***];

(ii) assuming the applicable Commencement Date Conditions are not yet satisfied, Tenant shall be entitled to a late delivery credit equal to [***] Base Rent for each day between and including the [***] day following the Target Commencement Date, [***], until the earlier to occur of: (a) the date upon which the Commencement Date Conditions have been satisfied, and (b) the [***] day following the Target Commencement Date;

(iii) assuming the applicable Commencement Date Conditions are not yet satisfied, Tenant shall be entitled to a late delivery credit equal to [***] Base Rent for each day between and including the [***] day following the Target Commencement Date, [***], until the earlier to occur of: (a) the date upon which the Commencement Date Conditions have been satisfied, and (b) the [***] day following the Target Commencement Date; and

(iv) assuming the applicable Commencement Date Conditions are not yet satisfied, Tenant shall be entitled to a late delivery credit equal to [***] Base Rent for each day between and including the [***] day following the Target Commencement Date, [***], until the date upon which the Commencement Date Conditions for such Phase have been satisfied (the late delivery credits described herein are referred to herein, collectively, as the “Late Delivery Date Credits”).

(v) Once the applicable Commencement Date occurs, the Late Delivery Date Credits will be credited against Base Rent first coming due for such Phase, until exhausted. For the avoidance of doubt, however, Late Delivery Date Credits will not be credited against Tenant’s Power Charges or any other Additional Rent.

(vi) [***].

2.2.2.2 Notwithstanding the foregoing, in the event that Commencement Date Conditions for [***] have not occurred prior to the Outside Completion Date, [***], then (i) Landlord shall deliver to Tenant, within [***] days after the Outside Completion Date (as may be extended), a commercially reasonable and reasonably detailed schedule, plan and deadline (collectively, the “Commencement Date Conditions Plan”) for Landlord’s anticipated completion of the Commencement Date Conditions for [***], and (ii) Tenant shall have the right to terminate this Lease (the “Late Delivery Termination Right”), provided that Tenant notifies Landlord of such termination (such notice, the “Initial Termination Notice”) prior to the earlier to occur of (A) completion of the Commencement Date Conditions for [***], and (B) [***] days after Tenant’s receipt of the Commencement Date Conditions Plan; provided, however, if Tenant fails to timely deliver the Initial Termination Notice, then Landlord shall proceed reasonably and in good faith with the Commencement Date Conditions Plan and if the Commencement Date Conditions for [***] have not occurred on or prior to the deadline for the same set forth in the Commencement Date Conditions Plan, then Landlord shall again deliver to Tenant, within [***] days, another Commencement Date Conditions Plan setting forth Landlord’s anticipated completion of the Commencement Date Conditions for [***], and Tenant shall again have the right to terminate this Lease, provided that Tenant notifies Landlord of such termination (such notice, the “Second Termination Notice”) prior to the earlier to occur of (1) completion of the Commencement Date Conditions for [***]; and (B) [***] days after Tenant’s receipt of such Commencement Date Conditions Plan (and the foregoing process shall repeat until completion of the Commencement Date Conditions for [***] or Tenant elects to terminate the Lease).

2.2.2.3 Tenant’s entitlement to Late Delivery Date Credits and to the Late Delivery Termination Right shall be Tenant’s sole and exclusive remedies, as it relates to Landlord’s late delivery of the Tenant Space.

2.2.3 Early Access. Sections 2.2, 2.2.1 & 2.2.2, above, notwithstanding, Landlord agrees, subject to the terms and conditions of this Section 2.2.3, to permit Tenant and the other Tenant Parties to have Early Access in the applicable Phase, commencing on the Early Access Date applicable to such applicable Phase and continuing until the date immediately prior to the Commencement Date for such applicable Phase. [***].

2.2.3.1 [***].

2.3 Extension Options.

2.3.1 Subject to and in accordance with the terms and conditions of this Section 2.3, Tenant shall have the number of Extension Options specified in Item 6 of the Basic Lease Information to extend the Term of this Lease for all spaces leased under this Lease at the time of the extension, for the respective Extension Terms specified in such Item 6, upon the same terms, conditions and provisions applicable to the then-current Term of this Lease (except as provided otherwise herein). The monthly Extension Term Base Rent payable with respect to all Data Halls (and their associated power) for each year of the Extension Term shall be increased hereunder as of the first (1st) day of each such year to be equal to [***].

2.3.2 Tenant may exercise each Extension Option only by delivering an Extension Option Exercise Notice to Landlord at least [***] calendar months (and not more than [***] calendar months) prior to the then applicable expiration date of the Term, specifying that Tenant is irrevocably exercising its Extension Option so as to extend the Term of this Lease as it relates to each Phase by an Extension Term on the terms set forth in this Section 2.3. In the event that Tenant shall duly exercise an Extension Option, the Term for each Phase shall be extended to include the applicable Extension Term (and all references to the Term in this Lease as it relates to each Phase shall be deemed to refer to the Term specified in Item 5 of the Basic Lease Information, plus all duly exercised Extension Terms). In the event that Tenant shall fail to deliver an Extension Option Exercise Notice within the applicable time period specified herein for the delivery thereof, time being of the essence, at the election of Landlord, Tenant shall be deemed to have forever waived and relinquished such Extension Option, and any other options or rights to renew or extend the Term effective after the then applicable expiration date of the Term shall terminate and shall be of no further force or effect.

2.3.3 Tenant shall have the right to exercise any Extension Option only with respect to the entire Tenant Space leased by Tenant at the time that Tenant delivers the applicable Extension Option Exercise Notice. If Tenant duly exercises an Extension Option, Landlord and Tenant shall execute an amendment reflecting such exercise. Notwithstanding anything to the contrary herein, any attempted exercise by Tenant of an Extension Option shall, at the election of Landlord, be invalid, ineffective, and of no force or effect if, on the date on which Tenant delivers an Extension Option Exercise Notice, or on the date on which the Extension Term is scheduled to commence, there shall be an uncured Event of Default by Tenant under this Lease.

2.4 Early Termination. Tenant may terminate this Lease for convenience in whole so long as the following are satisfied by Tenant: (i) Tenant provides written notice of such termination to Landlord identifying the applicable date of termination (the “Early Termination Date”), which date may not be earlier than the date that is [***] following Landlord’s receipt of such notice, and (ii) Tenant pays Landlord the Early Termination Fee (defined below) in consideration of such termination right no later than the [***] day after Tenant delivers such termination notice to Landlord; and in all events, Tenant must pay such Early Termination Fee before the Early Termination Date can occur. Notwithstanding anything herein to the contrary, Tenant must continue to pay all Base Rent, Additional Rent and other charges due under this Lease through and including the Early Termination Date. The term “Early Termination Fee” shall mean and refer to an amount equal to one hundred percent (100%) of the total scheduled amount of Base Rent (plus any applicable Taxes – Other on such Base Rent) that would have become due under this Lease for the remaining Term of this Lease. [***].

3. BASE RENT AND OTHER CHARGES.

3.1 Base Rent. Tenant shall pay Base Rent to Landlord throughout the Term of this Lease. All Base Rent shall be paid to Landlord in monthly installments throughout the Term of this Lease on or prior to the date that is the later of (i) the date that is 10 days after Tenant’s receipt of an invoice for the applicable monthly installment of Base Rent, and (ii) the first day of the applicable calendar month; provided, however, that, if the Term of this Lease does not commence on the first day of a calendar month, the Base Rent for the Partial Month shall (a) be calculated on a per diem basis determined by dividing the Base Rent above by the total number of calendar days in such Partial Month and multiplying such amount by the number of days remaining in such Partial Month from and after (and including) the Commencement Date, and (b) be paid by Tenant to Landlord on the Commencement Date. Except as set forth in this Section 3.1, Tenant shall not pay any installment of Rent more than one (1) month in advance.

3.2 Payments Generally. Base Rent and all forms of Additional Rent payable hereunder by Tenant (i) shall be payable to Landlord when due, in lawful money of the United States without any abatement, offset or deduction whatsoever (except as specifically provided otherwise herein), and (ii) shall be payable to Landlord at such address of Landlord (or other person or other place) as Landlord may from time to time designate in writing to Tenant. No receipt of money by Landlord from Tenant after the termination of this Lease, the service of any notice, the commencement of any suit, or a final judgment for possession shall reinstate, continue or extend the Term of this Lease or affect any such notice, demand, suit or judgment. No partial payment by Tenant shall be deemed to be other than on account of the full amount otherwise due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord shall be entitled to accept such payment without compromise or prejudice to any of the rights of Landlord hereunder or under any Applicable Laws. In the event that the Commencement Date or the expiration of the Term (or the date of any earlier termination of this Lease) falls on a date other than the first or last day of a calendar month, respectively, the Rent payable for such partial calendar month shall be prorated based on a per diem basis.

3.3 Late Payments. Landlord and Tenant agree that if Landlord has not received any payment of Rent on or before the Delinquency Date, Tenant shall, in addition to Tenant’s obligation to pay the Late Payment to Landlord, also be required to pay to Landlord, as Additional Rent, (i) a Late Charge, and (ii) Late Payment Interest from the Delinquency Date until the date the foregoing are paid, collectively, to cover Landlord’s additional administrative costs and damages related to such Late Payment, which are difficult, if not impossible, to determine. In no event, however, shall the charges permitted under this Section 3.3, or elsewhere in this Lease, to the extent the same are considered to be interest under Applicable Law, exceed the maximum lawful rate of interest. Landlord’s acceptance of any Late Charge, or any Late Payment Interest, shall not be deemed to constitute a waiver of Tenant’s default with respect to the Late Payment, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord hereunder or under any Applicable Laws. Notwithstanding the foregoing, with respect to the [***] such late payments of Rent after the Delinquency Date in any [***] month period, Tenant shall not be required to pay any Late Charge or Late Payment Interest unless each such failure continues for a period of [***] Business Days after written notice from Landlord as to such late payment.

3.4 Utilities.

3.4.1 Tenant’s Power Payments. Each month, starting after the applicable Commencement Date, Tenant will be charged Tenant’s Power Payment (as defined on Schedule “I”), as Additional Rent, which shall equal the cost of electricity actually consumed by the Building, including all Data Halls and ancillary spaces and Common Areas, subject to the terms of Schedule “I” attached hereto. Tenant shall pay Tenant’s Power Payments to Landlord, as Additional Rent, within thirty (30) days after Tenant’s receipt of each Tenant’s Power Payments invoice.

3.4.2 Generator Fuel Usage. [***]. If generator power is being utilized to account for a power outage at the utility provider, Landlord will use commercially reasonable efforts to cause the utility provider to re-establish the supply of utility power as soon as is reasonably practicable under the circumstances.

4. ADDITIONAL TAXES.

4.1 Taxes – Equipment. Tenant shall be liable for and shall pay at least ten (10) days before delinquency all Taxes – Equipment. If any such Taxes - Equipment are levied or assessed against Landlord or the Property, and if Landlord elects to pay the same, Tenant shall pay to Landlord as Additional Rent, within thirty (30) days of Landlord’s demand therefor, that part of such Taxes – Equipment for which Tenant is liable hereunder.

4.2 Taxes – Other. Tenant shall pay to Landlord, as Additional Rent and within thirty (30) days of Landlord’s demand therefor, and in such manner and at such times as Landlord shall direct from time to time by written notice to Tenant all Taxes – Other.

4.3 Contesting Taxes. In the event Tenant believes it is no longer obligated to pay or otherwise disputes any taxes (including, but not limited to, Taxes - Equipment and Taxes – Other): (a) for which Tenant has been assessed, (b) has been notified by Landlord is Tenant’s responsibility, or (c) for which Landlord is seeking reimbursement from Tenant, Tenant shall have the right, at its option and at its sole cost and expense, to promptly contest such tax with the appropriate governmental authority; provided, however, that no such action shall be utilized to exempt Tenant from paying taxes if the end result is that the taxes must be paid by Landlord. If Landlord has already paid such tax, Tenant shall pay such amount to Landlord in accordance with this Lease after Landlord’s demand therefor (which demand shall include reasonable detail of such amounts assessed or levied), and Tenant may, at its option and at its sole cost and expense, seek reimbursement from the applicable governmental authority. Upon advance notice to Landlord, Tenant shall also have the right, at its cost and expense, to initiate a proceeding in its own name, and dispute or contest, in good faith, any assessment of taxes applicable to Tenant with the relevant taxing authority (a “Tax Contest”). If required by Applicable Law, Landlord shall join in or initiate such proceeding at Tenant’s request, at Tenant’s sole cost and expense. Tenant will give Landlord reasonable notice of, and information pertaining to, such Tax Contest and regular progress reports with respect thereto. The Parties shall cooperate together in good faith with respect to any such Tax Contests; provided that the foregoing will be at no material cost to Landlord.

5. Other Utilities and Services. Non-Datacenter Space.  Notwithstanding anything to the contrary in this Lease, it is understood and agreed that Landlord will be required to provide to the Ancillary Space (Storage) and the Ancillary Space (Office) and the Common Area, the following services (which shall be at Landlord’s sole cost and expense, expressly as otherwise set forth below): (a) electrical power as is customary for general office purposes; (b) HVAC during normal business hours as is customary for general office purposes, (c) potable water supplied to normal building outlets, with drainage; and (d) standard fire protection equipment in the Common Area and the Ancillary Space (Storage) and the Ancillary Space (Office).  In addition, it is understood and agreed that:  (i) Landlord will contract directly for, and provide, janitorial and cleaning services for the Ancillary Space (Storage) and the Ancillary Space (Office) and the Common Area, and (ii) Landlord will be responsible for replacement of fluorescent lamps in the building standard ceiling mounted fixtures installed by Landlord and incandescent bulb replacement in the Ancillary Space (Storage) and the Ancillary Space (Office) and the Common Area. Tenant agrees that all Reimbursable Service Costs (defined below) shall be subject to reimbursement (without markup or fee) by Tenant, to be paid to Landlord within 30 days after Tenant’s receipt of invoice from Landlord for same. “Reimbursable Service Costs” shall mean the following, collectively: (A) all power costs incurred by Landlord in connection with providing any of the services described in this Section 5 to the extent that Landlord can recover such power costs pursuant to Section 3.4 and Schedule “I” of this Lease, and (B) all costs to provide any additional services not described in this Section 5.

6. PERMITTED USE; COMPLIANCE WITH RULES AND LAWS; POWER DEMAND; HAZARDOUS MATERIALS.

6.1 Permitted Use. Tenant shall use the Tenant Space only for the Permitted Use. Any other use of the Tenant Space is subject to Landlord’s prior written consent, [***].

6.1.1 Limitations on Permitted Use. Tenant agrees that neither Tenant, nor any other Tenant Party, may use the Tenant Space, or operate within the Tenant Space and/or the Building, in any manner, which: (i) causes damage to the Property, the Building, the Tenant Space or any Building System; and/or (ii) interferes with the transmission or reception of microwave, television, radio, telephone, or other communication signals by antennas or other facilities located at the Property.

6.2 Datacenter Rules and Regulations. Tenant shall comply (and shall cause the Tenant Parties to comply) with the Datacenter Rules and Regulations; provided, however, except as otherwise expressly provided in Section 15 below, in no event shall Tenant’s (or the Tenant Parties’) failure to comply with the Datacenter Rules and Regulations be deemed an Event of Default by Tenant under this Lease. Landlord shall have the right, from time-to-time, to change, amend and/or supplement the Datacenter Rules and Regulations as may be deemed by Landlord, in the exercise of its sole but good faith discretion, advisable for the safety, care and/or cleanliness of the Tenant Space, the Building and/or the Property, and/or for the preservation of good order in any of same; provided, however, that such changes to the Datacenter Rules and Regulations may not increase Tenant’s monetary obligations under this Lease or interfere with Tenant’s Permitted Use of the Tenant Space. In the event of a conflict between the Datacenter Rules and Regulations and the terms of this Lease, the terms of this Lease shall govern.

6.3 Compliance with Laws; Hazardous Materials.

6.3.1 Compliance with Laws. Tenant, at Tenant’s sole cost and expense, shall timely take all action required to cause all Alterations and Tenant’s (and all other Tenant Parties’) use of the Tenant Space to comply at all times during the Term of this Lease in all respects with all Applicable Laws.

6.3.2 Hazardous Materials. Tenant agrees that neither Tenant, nor any other Tenant Party, shall Handle any Hazardous Materials in the Tenant Space or any portion of the Building or the Property. Additionally, Tenant agrees that Tenant, and the Tenant Parties shall use the Tenant Space in compliance with all Environmental Laws. Notwithstanding the terms of Section 14.1.2, in the event that Tenant Contamination should occur and Tenant has not immediately and completely remediated and disposed of the same in accordance with Applicable Law, Landlord may cause the remediation and disposal of the same to occur; in which case, Tenant shall reimburse Landlord within 30 days after receipt of invoice for an amount equal to the costs incurred by Landlord for such remediation and disposal, [***].

6.4 Electricity Demand Threshold. [***].

6.5 Maximum Structural Load. Tenant shall not place a load upon any Premises exceeding the Maximum Structural Load.

6.6 Right to Take Assignment of Electrical Services Agreement. Notwithstanding anything to the contrary contained in the Lease, Tenant may, in Tenant’s sole and absolute discretion and upon written notice to Landlord, elect to take an assignment of Landlord’s agreement with the applicable utility company providing electricity to the Building and/or contract directly with such utility company for electricity to the Building, which shall, in any event, be subject to the agreement by the applicable utility company; it being acknowledged and agreed that in no event shall Landlord interfere with any such agreement and that Landlord will cooperate with Tenant in connection with Tenant obtaining the same), in which case, Landlord shall have no further rights or obligations with respect to the same.

7. ACCESS CONTROL; LANDLORD’S ESSENTIAL SERVICES; ADDITIONAL SERVICES; INTERRUPTION OF SERVICES; COMPLIANCE AND CERTIFICATIONS; AUDITS.

7.1 Access Control. Landlord will provide Landlord’s Access Control Systems during the Term of this Lease. Except as otherwise expressly provided in Schedule “N” attached hereto, [***].

7.2 Landlord’s Essential Services. Landlord’s agreement to provide Landlord’s Essential Services and Tenant’s remedies for Interruptions of Landlord’s Essential Services, are described on Schedule “F”, attached hereto.

7.3 Compliance. Landlord shall obtain, within 6 months after the Commencement Date for the first Phase, and thereafter maintain, the following security attestations/certifications (which shall be provided by an accredited and nationally recognized reporting company) with regard to the Building: [***]. Any such documents provided to Tenant are subject to the confidentiality provisions of the Lease.

7.4 Landlord and Tenant agree that electrical installations will adhere to all applicable codes, will be performed in compliance with the NEC (National Electric Code) and will align with industry standard practices.

8. MAINTENANCE; ALTERATIONS; REMOVAL OF TENANT’S PERSONAL PROPERTY.

8.1 Landlord’s Maintenance. Except as expressly provided in this Section 8.1, Landlord shall have no obligation to repair and/or maintain the Tenant Space. Landlord will maintain and keep in good repair in a first class manner the Pathway, the PDUs serving the Premises, Landlord’s Access Control Systems, the liquid cooling systems serving the Premises, any UPS Plant serving the Premises, the back-up power supporting the Premises, the fire suppression systems serving the Premises, the Common Area cable management systems (comprised of ladder racks, fiber trays, and under-floor cable trays and other similar equipment located within the Common Areas that are installed for the benefit of all occupants of the Property), the base, shell, core, structural portions, floors and foundation of the Building, the exterior walls and windows of the Building, the roof of the Building, the Common Areas, and the Common Area HVAC system within the Building. For the avoidance of doubt, Landlord shall have no obligation to maintain or otherwise repair or replace any Tenant’s Personal Property or Tenant Alterations.

8.1.1 PM Standards. [***].

8.1.2 PM Change. In connection with the foregoing, in the event that Tenant desires that Landlord make a PM Change, Tenant agrees to provide Landlord a PM Change Request no fewer than thirty (30) days prior to the next scheduled occurrence of the PM Activity to which the PM Change Request applies. In the event that Landlord is reasonably able to accommodate the PM Change, Landlord shall provide Tenant a PM Change Cost Estimate, within ten (10) Business Days after Landlord’s receipt of the PM Change Request. Tenant agrees to notify Landlord within five (5) Business Days after Tenant’s receipt of the PM Change Cost Estimate as to whether or not Tenant elects to have the PM Change implemented. If Tenant timely elects to have the PM Change implemented, Tenant shall pay Landlord the actual incremental amount of the costs incurred by Landlord in connection with the PM Change within thirty (30) days after Tenant’s receipt of an invoice for same from Landlord.

8.2 Tenant’s Maintenance. During the Term of this Lease, Tenant shall, at Tenant’s sole cost and expense, maintain the interior of the Tenant Space and Tenant’s equipment therein in good order and in a clean and safe condition.

8.3 Alterations.

8.3.1 Notwithstanding any provision in this Lease to the contrary, Tenant shall not make or cause to be made any Alterations to the Tenant Space, or any other portion of the Building or Property without the prior written consent and approval of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. The foregoing notwithstanding, Landlord’s consent shall not be required for any Alterations, installations, repairs, maintenance, and removals of equipment and telecommunications cables within the Tenant Space if and to the extent that such Alterations, installations, repairs, maintenance, and removals (i) are usual and customary within the industry, and (ii) will not adversely affect the Building’s structure, or the Building’s electrical, plumbing, HVAC, environmental control, life safety or mechanical systems. [***].

8.3.2 In any instance where Tenant desires to conduct Alterations, Tenant’s contractors, laborers, materialmen and others furnishing labor or materials for Tenant’s job must work in harmony, and not interfere, with any labor utilized by Landlord, Landlord’s contractors or mechanics; and if at any time such entry by one (1) or more persons furnishing labor or materials for Tenant’s work shall cause disharmony or interference for any reason whatsoever without regard to fault, the consent granted by Landlord to Tenant and/or the express or implied permission for such persons to enter the Premises may be withdrawn at any time upon written notice to Tenant. Additionally, all such contractors, laborers, materialmen and others performing Alterations must obtain (and provide Landlord evidence of) such insurance as Landlord may reasonably require, prior to any such entry; provided that, in no event shall such insurance requirements exceed those that are described on Schedule “B-1”, attached hereto.

9. CASUALTY EVENTS; TAKINGS; INSURANCE.

9.1 Casualty Events; Takings.

9.1.1 Casualty Events. If, during the Term of this Lease, any portion of the Building or the Tenant Space shall be damaged or destroyed, in whole or in part, by a Casualty Event, Landlord shall, subject to the terms of this Section 9.1.1, and Sections 9.1.1.1 and 9.1.1.2, below, cause the Casualty Repair to occur. Landlord shall provide the Casualty Repair Notice to Tenant as soon as is reasonably practicable following the Casualty Event. For the avoidance of doubt, however, such repair and reconstruction obligation shall not be deemed to include any obligation on the part of Landlord to restore or rebuild any Alteration or any of Tenant’s Personal Property.

9.1.1.1 Landlord’s Termination Right. Notwithstanding the foregoing, in the event that the Repair Period-Estimated exceeds one hundred eighty (180) days from the date that Landlord delivers the Casualty Repair Notice to Tenant, Landlord shall have the right to terminate this Lease by, and effective upon, written notice to Tenant as part of the Casualty Repair Notice, which termination notice shall provide Tenant at least sixty (60) days to vacate and surrender the Tenant Space.

9.1.1.2 Tenant’s Termination Right. If (a) a Casualty Event causes damage to the Tenant Space causing the available power to such space to be reduced below 90% of the Electricity Demand Threshold, or (b) a Casualty Event causes damage to the Building, such that Tenant is prevented from accessing or using the Premises in a manner substantially similar to that prior to the Casualty Event, then Tenant shall have the right to terminate this Lease by, and effective upon, written notice to Landlord if (i) the Repair Period-Estimated exceeds one hundred eighty (180) days (in which case Tenant must provide written notice to Landlord of such termination within thirty (30) days after Tenant’s receipt of the Casualty Repair Notice), or (ii) the Repair Period-Actual exceeds one hundred eighty (180) days (in which case Tenant must provide written notice to Landlord of such termination prior to the two hundred tenth (210th) day of the Repair Period-Actual).

9.1.1.3 Base Rent Abatement – Casualty Events. In the event that this Lease is terminated pursuant to Sections 9.1.1.1 or 9.1.1.2, above, Landlord shall refund to Tenant any prepaid Base Rent, less any sum then owing to Landlord by Tenant. If, however, this Lease is not terminated pursuant to any of said Sections, Base Rent shall be abated proportionately during the Repair Period-Actual to the extent that the Tenant Space (i) is unfit for use by Tenant in the ordinary conduct of Tenant’s business, and (ii) actually is not used by Tenant.

9.1.2 Takings.

9.1.2.1 Total Taking. If all or substantially all of the Tenant Space, the Building or the Property shall be the subject of a Taking, this Lease shall terminate as of the date of the vesting of title in the condemning authority.

9.1.2.2 Partial Taking. If only a part of the Tenant Space, the Building or the Property shall be the subject of a Taking, this Lease shall continue in full force and effect, subject to the terms of Sections 9.1.2.3-9.1.2.7, below.

9.1.2.3 Intentionally Deleted.

9.1.2.4 Tenant’s Termination Right – Partial Taking. If the part of the Building or the Property that is taken or condemned as part of the Taking contains greater than twenty-five percent (25%) of the total area of the Tenant Space that existed immediately prior to such Taking, or if, by reason of such Taking, Tenant no longer has reasonable means of access to the Tenant Space and/or Tenant is prevented from accessing or using the Premises in a manner substantially similar to that prior to the Taking, Tenant may terminate this Lease by notice to Landlord given within sixty (60) days following the date upon which Tenant received notice of such Taking. If Tenant so notifies Landlord, this Lease shall terminate upon the date set forth in the notice, which date shall not be more than thirty (30) days following the giving of such notice.

9.1.2.5 Restoration – Taking. If this Lease shall not have been terminated pursuant to Section 9.1.2.4, above, Landlord, at Landlord’s expense, shall, as soon as is reasonably practicable, restore that part of the Tenant Space that was not taken or condemned as part of the Taking to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to occurrence of the Taking, excluding Tenant’s Personal Property; provided, however, that in the event Tenant receives an award for Tenant’s Alterations, such amounts shall be applied towards the restoration of such items, if so elected by Tenant.

9.1.2.6 Base Rent Abatement – Taking. In the event that this Lease is terminated pursuant to Sections 9.1.2.1 or 9.1.2.4, above, Landlord shall refund to Tenant any prepaid Base Rent, less any sum then owing to Landlord by Tenant. If, however, this Lease is not terminated pursuant to any of said Sections, Base Rent shall be reduced proportionately to the extent that the Premises is reduced as a result of the Taking.

9.1.2.7 Taking Award Rights. Landlord reserves the right to receive the entirety of the condemning authority’s award related to a Taking of any portion of the Property. The foregoing notwithstanding, in the event that this Lease is terminated in connection with any Taking, Landlord expressly permits Tenant to make a separate claim against the condemning authority, in any appropriate proceeding, for the value of Tenant’s taken leasehold improvements or other improvements to the Tenant Space made by Tenant and for Tenant’s moving expenses related to such Taking, but only if such claim and/or recovery does not reduce the condemnation/taking award otherwise payable to Landlord in connection with such Taking. If any such award that is made, or compensation that is paid, to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly make an accounting of same to the other.

9.1.3 Tenant’s Remedy. Tenant’s termination rights and rights to Base Rent abatement, to the extent provided above in this Article 9, shall be Tenant’s sole and exclusive remedies in the event of a Casualty Event or Taking.

9.2 Tenant’s Insurance. Tenant shall, at Tenant’s expense, procure and maintain throughout the Term of this Lease a policy or policies of insurance in accordance with the terms and requirements set forth in Schedule “B-1” to this Lease. All of Tenant’s insurance policies with respect to the Tenant Space shall be endorsed so as to include a waiver of subrogation in accordance with and to the full extent of Tenant’s waiver of claims with respect to the Landlord Group set forth in Section 14.1.1 of this Lease.

9.2.1 The commercial general liability policies procured by Tenant hereunder shall name Landlord and Landlord’s managing agent, and any Holders or other parties reasonably designated by Landlord as additional insureds. Prior to occupying the Tenant Space, and prior to the expiration of each such policy, Tenant shall submit to Landlord certificates of insurance evidencing such policies (and the applicable renewals thereof) being in effect.

9.2.2 Notwithstanding anything to the contrary contained in this Lease, so long as Tenant maintains an investment-grade credit rating during the entire period that Tenant has elected to self-insure, Tenant shall have the right, in Tenant’s sole and absolute discretion, to self-insure with respect to any or all of the insurance required to be carried by Tenant under this Lease. If Tenant elects to self-insure pursuant to this Section, then Tenant shall be deemed to hold insurance against such perils and/or liabilities in the minimum amounts of insurance which Tenant is otherwise required to maintain under the terms of this Lease. Tenant’s right to self-insure against perils and/or liabilities against which it would otherwise be required to obtain a policy of insurance under this Lease shall in no way limit or diminish the rights that Landlord would have had as an additional insured under any insurance policy, or the rights it has under any other provision of this Lease to receive from Tenant an amount equal to all or any portion of any insurance policy proceeds that would have been payable to Landlord or Tenant under any required policy of insurance that was not maintained by Tenant as a result of such self-insurance program but was otherwise required to be maintained by Tenant under this Lease. Furthermore, Tenant’s right to self-insure shall in no way limit or diminish the waiver of subrogation or Tenant’s waiver of claims with respect to Landlord as set forth in this Lease.

9.3 Landlord’s Insurance. Landlord shall, at Landlord’s expense, procure and maintain throughout the Term of this Lease a policy or policies of insurance in accordance with the terms and requirements set forth in Schedule “B-2” to this Lease. Each of such insurance policies shall be endorsed so as to include a waiver of subrogation in accordance with and to the full extent of Landlord’s waiver of claims with respect to the Tenant Group set forth in Section 14.1.2 of this Lease. For the avoidance of doubt, however, Landlord and Tenant acknowledge and agree that, in no event, shall Landlord be obligated to carry any insurance covering any of Tenant’s Personal Property, any Alteration to the Tenant Space made by or on behalf of Tenant, or covering any Tenant Party.

10. TRANSFERS.

10.1 Restrictions on Transfers; Landlord’s Consent. Except as otherwise expressly set forth in Section 10.1.1 and Section 10.5, below, to the contrary, Tenant shall not effect a Transfer, without Landlord’s express prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Except as otherwise expressly set forth in this Lease, no Transfer (whether voluntary, involuntary or by operation of law) shall be valid or effective without Landlord’s prior written consent and, at Landlord’s election, any such Transfer or attempted Transfer shall constitute an Event of Default by Tenant under Section 15.1.2 of this Lease.

10.1.1 Permitted Transfer. Notwithstanding anything to the contrary in this Lease, Tenant may, without the consent of Landlord, but subject to the requirements specified in the definition of “Permitted Transfers”, undertake Permitted Transfers. [***].

10.2 Notice to Landlord. If Tenant desires to make any Transfer (other than a Permitted Transfer, for which Tenant must merely satisfy the requirements specified in the definition of Permitted Transfers), then at least [***] days (but no more than [***] days) prior to the proposed effective date of the Transfer, Tenant shall submit a Transfer Notice to Landlord. If, thereafter, Tenant materially modifies any of the terms and conditions relevant to a proposed Transfer specified in the Transfer Notice, Tenant agrees to re-submit such Transfer Notice to Landlord for its consent pursuant to all of the terms and conditions of this Article 10.

10.3 Intentionally Deleted.

10.4 No Release; Subsequent Transfers. [***].

10.5 Colocation. Landlord acknowledges that the business to be conducted by the undersigned Tenant in the Premises may require Tenant to enter into Colocation Agreements that will permit Colocation Parties to engage in Colocation Activities. Landlord expressly agrees that Tenant may, without the need for Landlord’s consent, enter into such Colocation Agreements; provided, however, that (a) the Colocation Agreements, and each Colocation Party’s use of the Tenant Space, must comply with the terms of this Lease (including the Datacenter Rules and Regulations) and all Applicable Laws; (b) the Colocation Agreements, and the Colocation Parties’ rights thereunder, shall be subject and subordinate at all times to this Lease and all of its provisions, covenants and conditions; and (c) in no event may the rights of any Colocation Party, vis a vis the members of the Landlord Group, be greater than the rights of Tenant hereunder. Anything to the contrary contained herein notwithstanding, Landlord and Tenant acknowledge and agree that the Colocation Agreements shall not constitute, or be deemed to be, the grant of a leasehold interest.

10.6 Limitation on Assignment or Sublease Arrangements. Tenant shall not enter into, nor shall it permit any Person having an interest in the possession, use, occupancy or utilization of any part of the Tenant Space to enter into, any sublicense, concession, assignment or other agreement for use, occupancy or utilization of Tenant Space (i) which provides for license fees or other compensation based in whole or in part on the income or profits derived by any Person or on any other formula such that any portion of such license fees, or other consideration for a license, concession, assignment or other occupancy agreement, would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the IRC if received, accrued or otherwise derived by a Person seeking to qualify as a “real estate investment trust” for federal income tax purposes or (ii) under which fifteen percent (15%) or more of the total fees or other compensation received by Tenant for a tax period is attributable, as determined under the principles of Section 856(d) of the IRC, to personal property.

11. ESTOPPEL CERTIFICATES. Within [***] days after notice from the other party, Landlord or Tenant, as applicable, shall execute and deliver a certificate substantially in the form of Schedule “P” attached hereto with the blanks filled in, or such other form reasonably acceptable to Landlord and Tenant and any prospective purchaser, any Holder and/or encumbrancer of all or any portion of the real property of which the Tenant Space is a part, if applicable. Any such certificate may be relied upon by the prospective purchaser, any current and/or prospective Holder, the encumbrancer of all or any portion of the real property of which the Tenant Space is a part and any actual or prospective joint venture party or other prospective private equity investor in the Landlord or its Affiliates.

12. SUBORDINATION AND ATTORNMENT; HOLDER RIGHTS.

12.1 Subordination and Attornment. Subject to the terms of Section 12.2 below, without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any Holder, this Lease will be subject and subordinate at all times to all Security Documents, which may now exist or hereafter be executed which constitute a lien upon or affect the Property or any portion thereof, or Landlord’s interest and estate in any of said items. Notwithstanding the foregoing, Landlord reserves the right to subordinate (or cause the subordination of) any such Security Documents to this Lease. Subject, in all events, to the terms of the applicable SNDA, in the event of any termination or transfer of Landlord’s estate or interest in the Property, the Building or the Tenant Space by reason of any termination or foreclosure of any such Security Documents (and notwithstanding any subordination of such Security Document to this Lease that may or may not have occurred), at the election of Landlord’s successor in interest, Tenant agrees to attorn to and become the tenant of such successor, in which event Tenant’s right to possession of the Premises will not be disturbed as long as Tenant is not in default under this Lease. Subject, in all events, to the terms of the applicable SNDA, Tenant hereby waives any right under any Applicable Law or otherwise to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any termination or transfer of Landlord’s estate or interest in the Property, the Building, or the Tenant Space by reason of any termination or foreclosure of any such Security Documents. Tenant covenants and agrees to execute and deliver, within ten (10) Business Days of receipt thereof, and in the form reasonably required by Landlord or any Holder (and reasonably acceptable to Tenant), any additional documents evidencing the priority or subordination of this Lease and Tenant’s agreement to attorn with respect to any such Security Document; provided, however, any such agreement subordinating this Lease to such lease, mortgage or deed of trust shall contain a non-disturbance provision that is reasonably acceptable to such Holder, Landlord and Tenant in accordance with Section 12.2, below.

12.2 SNDA. Notwithstanding and supplementing Section 12.1, as a condition to any such subordination, the Holder must provide Tenant with, and Tenant shall enter into, an SNDA agreeing to recognize this Lease and Tenant’s rights hereunder in the event of a sale or foreclosure under the applicable Security Document or transfer in lieu thereof in substantially the same the form as the form attached hereto as Schedule “Q”, subject to such commercially reasonable changes to such form SNDA as may be required by the applicable Holder but which do not (individually or in the aggregate) materially either increase the obligations of Tenant hereunder or affect the rights of Tenant hereunder.

12.3 SMBC SNDA. Landlord and Tenant acknowledge that an SNDA from the Existing Mortgagee, defined above (such SNDA, the “SMBC SNDA”) [***]; provided, however, that Tenant’s right and election to terminate the Lease will be withdrawn, void and of no force or effect if Landlord pays the debt due under the SMBC Mortgage in its entirety or if the Property is otherwise released from the SMBC Mortgage (the occurrence of either such event, the “SMBC SNDA Requirement Satisfaction”) on or prior to the SMBC SNDA Failure Termination Date. Accordingly, in the event of SNDA Requirement Satisfaction prior to the SMBC SNDA Failure Termination Date, Tenant’s exercise of the termination right described in this Section 12.3 shall be deemed to be null, void, and withdrawn, and this Lease shall continue in full force and effect.  Additionally, Landlord and Tenant agree that, in the event of SMBC SNDA Requirement Satisfaction at any time prior to the SMBC SNDA Failure Termination Date, Landlord will promptly notify Tenant of the same. The parties acknowledge and agree that nothing in this Section 12.3 is intended to negate the obligations of Landlord and Tenant under this Lease as it relates to any future Holder.

13. SURRENDER OF TENANT SPACE; HOLDING OVER.

13.1 Tenant’s Method of Surrender. Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease or the termination of Tenant’s right to possess the Tenant Space, Tenant shall, subject to the provisions of this Article 13, quit and surrender possession of the Tenant Space to Landlord in good working order and clean condition, ordinary wear and tear, Casualty, Taking and repairs that are the responsibility of Landlord excepted.

13.2 Removal and Disposal of Tenant’s Personal Property.

13.2.1 Removal of Tenant’s Personal Property. Tenant agrees that, on or prior to the date that is [***] days after the expiration or earlier termination of this Lease, Tenant shall at Tenant’s sole cost and expense, promptly remove all of Tenant’s Personal Property, and shall restore those portions of the Building and/or the Tenant Space damaged by such removal of (or by the initial installation of) such Tenant’s Personal Property to their condition existing immediately prior to the installation or placement of such items (including, without limitation, the replacement of all damaged floor tiles in the Premises), ordinary wear and tear excepted. If Tenant fails to so remove any such Tenant’s Personal Property pursuant to this Section 13.2.1, Landlord shall have the right to cause the removal of such Tenant’s Personal Property and the restoration of those portions of the Building and/or the Tenant Space damaged by such removal to their condition existing immediately prior to the installation or placement of such Tenant’s Personal Property, ordinary wear and tear excepted, in which case Tenant agrees to reimburse Landlord within thirty (30) days of Landlord’s demand therefor, for all of Landlord’s costs of removal and restoration [***].

13.2.2 Disposal of Tenant’s Personal Property. If any property not belonging to Landlord remains in the Tenant Space after the expiration of, or within thirty (30) days after any earlier termination of, the Term of this Lease or the termination of Tenant’s right to possess the Tenant Space, then Landlord may notify Tenant of such fact in writing and, if Tenant fails to cause any such property to be removed from the Tenant Space within thirty (30) days after Tenant’s receipt of such written notice, then Tenant shall be deemed to have abandoned such property and to have authorized Landlord to make such disposition of such property as Landlord may desire without liability for compensation or damages to Tenant or any other Tenant Party.

13.3 Holding Over. If Tenant should remain in possession of all or any portion of the Tenant Space after the expiration of the Term of this Lease (or any earlier termination of this Lease or the termination of Tenant’s right to possess the Tenant Space), without the execution by Landlord and Tenant of a new lease or an extension of the Term of this Lease, then Tenant shall be deemed to be occupying the entire Tenant Space as a tenant-at-sufferance, upon all of the terms contained herein, except as to term and Base Rent and any other provision reasonably determined by Landlord to be inapplicable. During any such holdover period, Tenant shall pay to Landlord a monthly Base Rent in an amount equal to [***] of the Base Rent payable by Tenant to Landlord during the last month of the Term of this Lease and [***] of the elements of Additional Rent payable by Tenant to Landlord during the last month of the Term of this Lease. The monthly rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession, nor shall such monthly rent be considered to be any form of Consequential Damages related to such retention of possession. Neither any provision hereof nor any acceptance by Landlord of any rent after any such expiration or earlier termination shall be deemed a consent to any holdover hereunder or result in a renewal of this Lease or an extension of the Term, or any waiver of any of Landlord’s rights or remedies with respect to such holdover. As such, and notwithstanding any provision to the contrary contained herein, Landlord expressly reserves the right to require Tenant to surrender possession of the Tenant Space upon the expiration of the Term of this Lease or upon the earlier termination hereof or at any time during any holdover and the right to assert any remedy at law or in equity to evict Tenant and collect damages in connection with any such holdover.

13.4 Survival. The provisions of this Article 13 shall survive the expiration or early termination of this Lease.

14. WAIVERS; INDEMNIFICATION; CONSEQUENTIAL DAMAGES; LIENS.

14.1 Waivers.

14.1.1 Tenant hereby waives its rights against the Landlord Group with respect to any claims or damages or losses for damage to any Tenant’s Personal Property, which are caused by or result from [***]. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

14.1.2 Landlord hereby waives its rights against the Tenant Group with respect to any claims or damages or losses for damage to the Building, the Property and/or Landlord’s equipment and fixtures, which are caused by or result from [***]. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

14.2 Indemnifications.

14.2.1 Indemnification by Tenant.

14.2.1.1 Tenant hereby agrees to indemnify, defend, and hold harmless Landlord and the other members of the Landlord Group from and against (and to reimburse Landlord and the other members of the Landlord Group for) any and all Claims arising from and/or in connection with:

(i) the use or occupancy of the Tenant Space or any portion of the Building or the Property by Tenant or any other Tenant Party and/or any person claiming by, through or under Tenant or any other Tenant Party, including, without limitation:

(a) [***];

(b) [***];

(c) Claims related to any of Tenant’s Personal Property;

(d) Claims by any Tenant Party (or any individual accessing the Tenant Space on any Tenant Party’s behalf) for bodily injury;

(e) the removal, exercise of dominion over and/or disposition of any of Tenant’s Personal Property that is left in the Tenant Space after the expiration of the Term of this Lease in violation of Section 13.2; and

(f) any Hazardous Material in violation of Environmental Law present at the Campus, to the extent due to the release or emission of Hazardous Material by Tenant or any Tenant Party, but only to the extent the same was in violation of Environmental Law at the time of such release or emission.

(ii) [***] of Tenant or any other Tenant Party with respect to the Tenant Space, the Building or the Property; and

(iii) any person or entity, other than the Tenant’s Broker listed in Item 13 of the Basic Lease Information, making a claim for any commission or other compensation in connection with the execution of this Lease or the leasing of the Tenant Space to Tenant if based on an allegation that such claimant dealt through Tenant.

14.2.1.2 The foregoing notwithstanding, Tenant shall not be required to indemnify Landlord or any other member of the Landlord Group to the extent that the relevant Claims were caused by [***].

14.2.1.3 In the event that any action or proceeding is brought against Landlord or any other member of the Landlord Group by reason of any indemnified Claim, Tenant, upon notice from Landlord, shall defend such action or proceeding at Tenant’s cost and expense by counsel reasonably approved by Landlord. This indemnity provision and Tenant’s obligations under this Section 14.2 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant’s vacation of the Tenant Space and the Building. Notwithstanding any provision to the contrary contained in this Section 14.2, nothing contained in this Section 14.2 shall be interpreted or used in any way to affect, limit, reduce or abrogate any insurance coverage provided by any insurer to either Tenant or Landlord.

14.2.2 Indemnification by Landlord. Landlord hereby agrees to defend, indemnify, and hold harmless Tenant and the other members of the Tenant Group from and against (and to reimburse Tenant and the other members of the Tenant Group for) all third party Claims to the extent arising from or in connection with (i) [***], (ii) Landlord’s performance under this Lease that infringes or misappropriates any third party’s Intellectual Property Rights, (iii) [***], (iv) any breach by Landlord of the representations and warranties set forth in this Lease; and/or (v) any Hazardous Material in violation of Environmental Law present at the Campus, to the extent due to the release or emission of Hazardous Material by Landlord or any member of the Landlord Group, but only to the extent the same was in violation of Environmental Law at the time of such release or emission.

14.2.2.1 The foregoing notwithstanding, Landlord shall not be required to indemnify Tenant or any other member of the Tenant Group to the extent that the relevant Claims were caused by [***].

14.2.2.2 In the event that any action or proceeding is brought against Tenant or any other member of the Tenant Group by reason of any indemnified Claim, Landlord upon notice from Tenant shall defend such action or proceeding at Landlord’s cost and expense by counsel reasonably approved by Tenant. This indemnity provision and Landlord’s obligations under this Section 14.2 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination. Notwithstanding any provision to the contrary contained in this Section 14.2, nothing contained in this Section 14.2 shall be interpreted or used in any way to affect, limit, reduce or abrogate any insurance coverage provided by any insurer to either Tenant or Landlord.

14.3 Consequential Damages. Notwithstanding anything to the contrary (express or implied) contained herein, under no circumstances whatsoever shall Landlord or Tenant ever be liable under this Lease for first-party or third-party Consequential Damages.

14.4 Liens. Notwithstanding anything to the contrary herein, in no event shall Tenant have any right (express or implied) to create or permit there to be established any lien or encumbrance of any nature against the Tenant Space, the Building or the Property or against Landlord’s or Tenant’s interest therein or hereunder, including, without limitation, for any improvement or improvements by Tenant, and Tenant shall fully pay the cost of any improvement or improvements made or contracted for by Tenant. Any mechanic’s lien or construction lien filed against the Tenant Space, the Building or the Property, or any portion of any of the above, for work claimed to have been done, or materials claimed to have been furnished to Tenant, shall be duly discharged (or bonded against) by Tenant within thirty (30) days after the filing of the lien and, if Tenant is not aware of the filing of such lien, after notice thereof from Landlord to Tenant.

14.5 Waiver of Landlord’s Lien. Landlord hereby expressly waives and releases any and all contractual liens and security interests or constitutional and/or statutory liens and security interests arising by operation of law to which Landlord might now or hereafter be entitled on the personal property of Tenant which Tenant now or hereafter places in or upon the Premises (except for judgment liens that may arise in favor of Landlord). The waiver and release contained herein shall not waive, release or otherwise affect any unsecured claim Landlord may now or hereafter have against Tenant.

15. TENANT DEFAULT; LIABILITY.

15.1 Events of Default By Tenant. Each of the following shall constitute an Event of Default by Tenant under this Lease:

15.1.1 Any failure or refusal by Tenant to timely pay any Rent or any other payments or charges required to be paid hereunder, or any portion thereof, within [***] Business Days of written notice that the same is due.

15.1.2 Any failure by Tenant to perform or observe any other covenant or condition of this Lease (provided that the parties hereby acknowledge and agree that any (i) [***], and (ii) violation or failure to comply with those certain Datacenter Rules and Regulations that are other than those numbered 1 through 7 and labeled “Critical to Operations” in Schedule “L” attached hereto by Tenant or any Tenant Party shall not be deemed an Event of Default by Tenant under this Lease) to be performed or observed by Tenant (other than those described in Section 15.1.1, above or Sections 15.1.3, 15.1.4, or 15.1.5, below) if such failure continues for a period of [***] days following written notice to Tenant of such failure; provided, however, that in the event Tenant’s failure to perform or observe any covenant or condition of this Lease to be performed or observed by Tenant cannot reasonably be cured within [***] days following written notice to Tenant, Tenant shall not be in default if Tenant commences to cure same within such [***] day period and thereafter diligently prosecutes the curing thereof to completion.

15.1.3 Intentionally Deleted.

15.1.4 Any failure by Tenant to execute and deliver any statement or document described in Article 11 or Section 12.1 requested to be so executed and delivered by Landlord within the time periods specified in such Article or Section, where such failure continues for [***] Business Days after delivery of written notice of such failure by Landlord to Tenant.

15.1.5 Intentionally Deleted.

The parties hereto acknowledge and agree that all of the notice periods provided in this Section 15.1 are in lieu of, and not in addition to, the notice requirements of any Applicable Laws.

15.2 Remedies. In the event of any Tenant Default, Landlord shall be entitled to all of its remedies at law and/or in equity (including, without limitation, the right to terminate this Lease pursuant to Applicable Laws and to pursue damages) each and all of which shall, subject to applicable law, be cumulative and nonexclusive

15.3 Tenant’s Liability. The obligations of Tenant under this Lease shall not constitute personal obligations of the individual partners, managers or members of Tenant or its or their individual partners, directors, officers, employees, members, investors or shareholders. Except as stated in the next sentence, the aggregate damages and claims against Tenant under this Lease shall not exceed Tenant’s Liability Cap. The foregoing notwithstanding, Landlord and Tenant hereby agree that Tenant’s Liability Cap is exclusive of (i.e., shall not apply to), and shall not act as a cap with regard to, [***].

16. LANDLORD’S LIABILITY.

16.1 Landlord Default; Tenant’s Remedies.

16.1.1 Landlord Default. It shall constitute a Landlord Default if: (a) Landlord shall fail to perform or observe any of Landlord’s Lease Undertakings, and (b) such failure continues for a period of [***] days following written notice to Landlord of such failure; provided, however, that in the event that Landlord’s failure to perform or observe any of Landlord’s Lease Undertakings cannot reasonably be cured within [***] days following written notice to Landlord, such failure to cure shall not be a Landlord Default if Landlord commences its cure within such [***] day period and thereafter diligently prosecutes the curing thereof to completion.

16.1.2 Tenant’s Remedies. In the event of any Landlord Default, Tenant shall be entitled to all of its remedies at law and/or in equity (including, without limitation, the right to terminate this Lease pursuant to Applicable Laws and pursue damages) each and all of which shall, subject to Applicable Law, be cumulative and nonexclusive. Without limiting the generality of the foregoing, in the event of a Landlord Default, Tenant subject to the terms of any applicable SNDA may terminate this Lease upon [***] days’ prior written notice to Landlord, which notice must be delivered before such Landlord Default is cured (in which case (i.e., if the Landlord Default is cured within said [***] period), then Tenant’s election to terminate will be void).

16.1.3 Self-Help. [***].

16.2 Landlord’s Liability. In consideration of the benefits accruing under this Lease to Tenant, and notwithstanding anything to the contrary contained in the Lease Documents, it is expressly understood and agreed by and between the parties to this Lease that:

(i) the collective recourse of Tenant and its successors and assigns against Landlord (and the liability of Landlord to Tenant, its successors and assigns) with respect to (a) any actual or alleged breach or breaches by or on the part of Landlord of any of Landlord’s Lease Undertakings, and (b) any other matter relating to Tenant’s occupancy of the Tenant Space, shall be limited, in the aggregate, solely to an amount equal to Landlord’s Liability Cap; provided, however, Landlord and Tenant hereby agree that Landlord’s Liability Cap is exclusive of (i.e., shall not apply to), and shall not act as a cap with regard to, [***].

(ii) other than Landlord’s Liability Cap, Tenant shall have no recourse against any other assets of Landlord;

(iii) other than Landlord’s Liability Cap, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings, or any alleged breach thereof, is assumed by, or shall at any time be asserted or enforceable against Landlord; and

(iv) no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings, or any alleged breach thereof, is assumed by, or shall at any time be asserted or enforceable against, any member of the Landlord Group other than Landlord.

16.3 Subject to the terms of Section 16.4, below, Landlord (and each of Landlord’s successors-in-interest) shall have the right, from time to time, to assign its interest and obligations, in writing and/or by operation of law, in and under this Lease to any third party to whom Landlord conveys its interest in the Property. Once and if Landlord (and/or any successor to Landlord) shall convey its interest in the Property to a third party or to an Affiliate of Landlord (subject to the terms of Section 16.4, below), (a) Landlord (and each such successor) and Landlord’s Guarantor (except as it relates to a conveyance to an Affiliate of Landlord) shall be fully released from all of the obligations and liabilities of Landlord under the Lease Documents (and of Landlord Guarantor under the Landlord Guaranty) accruing on or after the date of such transfer of Landlord’s interest in the Property to such third party; provided, however, in no event shall such release be effective prior to the Commencement Date for the final Phase hereunder, and (b) except as otherwise provided in clause (a) hereinabove, Tenant agrees to look solely to the successor-in-interest of Landlord for all such obligations and liabilities accruing on or after the date of such transfer. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord shall transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.

16.3.1 Status as a Real Estate Investment Trust. Without limiting any other right that Landlord may have under this Lease or under applicable laws, Landlord shall have the right, from time to time, to assign part or all of its interest and obligations in and under this Lease to an affiliate of Landlord, if and to the extent that Landlord determines such action is necessary or advisable in connection with the status of Landlord, or any Person holding a direct or indirect interest in Landlord, as a real estate investment trust within the meaning of Section 856 of the IRC (a “REIT”). To the extent any amount, fee, charge, or other Rent (in addition to or included in the Base Rent) is paid with respect to services described in this Lease that are assigned to and provided by or on behalf of an affiliate of Landlord (pursuant to this Section 16.3.1 or otherwise), except as may otherwise be agreed between Landlord and such Affiliate of Landlord, any such amounts paid by Tenant to Landlord with respect to such services (as determined by Landlord in its sole discretion) will be received by Landlord as agent of, and paid over to, such Affiliate.

16.4 Sale and Change of Control. This Lease is binding on the parties and their respective successors and assigns. Except for transactions with an Acceptable Counterparty, or as may be approved by Tenant in writing, not to be unreasonably withheld, conditioned or delayed, or as permitted under Section 16.5, Landlord will not sell the Property, be subject to the transfer of the right to exercise fifty percent (50%) or more of the direct voting rights of Landlord, or assign its interest in this Lease (except for collateral assignments in connection with financing); provided that in no event shall Landlord be permitted to sell, transfer or assign as set forth hereinabove prior to the Commencement Date for the final Phase hereunder (except for collateral assignments in connection with financing and transfers to an Affiliate of Landlord, subject, in any event, to the terms of Section 16.3 above). [***]. Notwithstanding the foregoing, in the event that (a) Landlord has signed a letter of intent with, or entered into a contract or an agreement (or equivalent thereof) with an entity that was not listed as a Tenant Competitor during the thirty (30) day period immediately preceding the date that Landlord signed such letter of intent or other agreement, and (b) prior to Tenant’s addition of such party to the list of Tenant Competitors either (A) Landlord has delivered written notice of the identity of such party to Tenant (such notice, prior to completion of the transaction, is permissible, but is not required), or (B) there has been a public announcement, press release or other publishing of the pendency of such transaction (regardless of whether Landlord has delivered written notice of the identity of such party), then, in any such event, such transaction, if it closes within the [***] months following the occurrence of items (a), (b)(A) or (b)(B), above, shall not be considered a transfer to a Tenant Competitor. [***]. During the Term, Landlord shall not permit the transfer of a Controlling interest in Landlord to a Tenant Competitor, or to any entity if, immediately following such transfer, Landlord would fail to meet subsection 3 of the Acceptable Counterparty definition.

16.5 Provision of Landlord Services. [***].

17. MISCELLANEOUS.

17.1 Severability. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect; and (ii) the invalid or unenforceable term or provision shall be replaced by a term or provision that is valid and enforceable and that comes closest to effectuating the intention of such invalid or unenforceable term or provision.

17.2 No Waiver. No failure or delay by Landlord to insist on the strict performance of any obligation, covenant, agreement, term or condition of this Lease, or to exercise any right or remedy available upon such non-performance, will constitute a waiver thereof, and no breach or failure by Tenant to perform will be waived, altered or modified, except by written instrument signed by Landlord.

17.3 Attorneys’ Fees and Costs. If either Landlord or Tenant initiates any litigation, mediation, arbitration or other proceeding regarding the enforcement, construction or interpretation of this Lease, then each party shall bear its own attorneys’ fees and costs (including, without limitation, all expense reimbursements, expert witness fees, litigation costs, court or arbitration tribunal costs, filing fees, exhibit fees, forensic consultant fees, litigation support costs, expert witness fees, the costs of appeals and attorneys’ fees and costs incurred in connection with post-judgment collection and enforcement efforts). The parties agree that this Section 17.3 shall survive the expiration or termination of this Lease.

17.4 Waiver of Right to Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH EXPRESSLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY TRIAL HELD AS A RESULT OF A CLAIM ARISING OUT OF, IN CONNECTION WITH, OR IN ANY MANNER RELATED TO THIS LEASE IN WHICH LANDLORD AND TENANT ARE ADVERSE PARTIES. FOR THE AVOIDANCE OF DOUBT, THE FILING OF A CROSS-COMPLAINT BY ONE AGAINST THE OTHER IS SUFFICIENT TO MAKE THE PARTIES “ADVERSE.”

17.5 Headings; Time; Survival. The headings of the Articles, Sections and Schedules of this Lease are for convenience only and do not define, limit or construe the contents thereof. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. Unless otherwise specifically indicated to the contrary, the word “days” as used in this Lease shall mean and refer to calendar days. In all instances where a party is required to pay any sum or do any act at a particular indicated time or within an indicated period, it is understood that time is of the essence. Any obligations of a party accruing prior to the expiration or termination of this Lease shall survive the expiration or termination of this Lease, and such party shall promptly perform all such obligations whether or not this Lease has expired.

17.6 Notices. Any notice which may or shall be given under the provisions of this Lease shall be in writing and may be delivered by (i) hand delivery or personal service, (ii) a reputable overnight courier service which provides evidence of delivery, or (iii) e-mail (so long as a confirming copy is forwarded by a reputable overnight courier service within twenty-four (24) hours thereafter), if for Landlord, to the address specified in Item 11 of the Basic Lease Information, or if for Tenant, at the address specified in Item 3 of the Basic Lease Information, or at such other addresses as either party may have theretofore specified by written notice delivered in accordance herewith. Such address may be changed from time to time by either party by giving notice as provided herein. Notice shall be deemed given, (a) if delivered by hand or personal service, when delivered, (b) if sent by a reputable overnight courier service, on the Business Day immediately following the Business Day on which it was sent, or (c) the date the e-mail is transmitted.

17.7 Governing Law; Jurisdiction. This Lease shall be governed by, and construed in accordance with, the laws of the state in which the Property is located. In addition, Landlord and Tenant hereby submit to the local jurisdiction of the State in which the Property is located. Each party agrees that any action by the other against such party shall be instituted in the State in which the Property is located. The Parties agree, where practicable, to use reasonable measures to attempt to resolve disputes arising under this Lease through escalation to respective executive management teams before initiating any litigation.

17.8 Incorporation; Amendment; Merger. This Lease, along with any schedules or other documents referred to herein, all of which are hereby incorporated into this Lease by this reference, constitutes the entire and exclusive agreement between Landlord and Tenant relating to the Tenant Space and each of the aforementioned documents may be altered, amended or revoked only by an instrument in writing signed by the party to be charged thereby. All prior or contemporaneous oral or written agreements, understandings and/or practices relative to the leasing or use of the Tenant Space are merged herein or revoked hereby.

17.9 Brokers. Each party hereto represents to the other that the representing party has not engaged, dealt with or been represented by any broker in connection with this Lease other than the respective broker specified in Item 13 of the Basic Lease Information.

17.10 Examination of Lease; Binding on Parties. Each of the parties hereto acknowledges that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties. This Lease shall not be binding or effective until each of the parties hereto has executed and delivered a signed counterpart hereof to each other. No contractual or other rights shall exist between Landlord and Tenant with respect to the Tenant Space until both have executed and delivered this Lease, notwithstanding that Landlord has delivered to Tenant an unexecuted copy of this Lease. The submission of this Lease to Tenant shall not constitute the grant of an option for Tenant to lease, or otherwise create any interest by Tenant in, the Tenant Space. The execution of this Lease by Tenant and return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has, in fact, executed and delivered this Lease to Tenant.

17.11 Recordation. Landlord or Tenant or any person or entity acting through, under or on behalf of Landlord or Tenant may record or cause the recordation of this Lease, a short form memorandum of this Lease or any reference to this Lease in form reasonably acceptable to Landlord and Tenant.

17.12 Authority. Each of Landlord and Tenant represents to the other party that the person executing this Lease on its behalf is duly authorized to execute and deliver this Lease pursuant to its respective by-laws, operating agreement, resolution or other legally sufficient authority. Further, each party represents to the other party that (i) if it is a partnership, the undersigned are all of its general partners, (ii) it has been validly formed or incorporated, (iii) it is duly qualified to do business in the state in which the Property is located, and (iv) this Lease is being executed on its behalf and for its benefit.

17.13 Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives and permitted successors and assigns.

17.14 Force Majeure. Except for the extent to which a party’s obligations or rights are expressly stated herein to apply notwithstanding the effect of Force Majeure events, a party shall incur no liability to the other party with respect to, and shall not be responsible for any failure to perform, any of its obligations hereunder (other than payment obligations or obligations that may be cured by the payment of money (e.g., maintaining insurance)) if such failure is caused by a Force Majeure event. The amount of time for a party to perform any of its obligations (other than payment obligations) shall be extended by the amount of time such party is delayed in performing such obligation by reason of any Force Majeure event.

17.15 No Partnership or Joint Venture; No Third Party Beneficiaries. Nothing contained in this Lease shall be deemed or construed to create the relationship of principal and agent, or partnership, or joint venturer, or any other relationship between Landlord and Tenant other than landlord and tenant. Landlord shall have no obligations hereunder to any person or entity other than Tenant, and no other parties shall have any rights hereunder as against Landlord.

17.16 Access by Landlord. Subject to the terms of Schedule “N” attached hereto, [***].

17.17 Rights Reserved by Landlord. Except as otherwise expressly provided to the contrary in this Lease and subject to the terms of Schedule “N” attached hereto, as long as the same does not adversely affect Tenant’s access to or use of the Premises or the Building, Landlord hereby expressly reserves all rights related to the Premises, the Building and the Property, including, but not limited to the right: (i) to change the name or street address of the Building and/or the Property (provided that in no event shall Landlord name the Premises, the Building or the Property after a Tenant Competitor); (ii) to install, affix and maintain all signs on the exterior and/or interior of the Property; (iii) to change, from time to time, the dimensions, configurations and locations of the Common Areas; (iv) to install, operate and maintain systems which monitor, by closed circuit television or otherwise, all persons entering or leaving the Building and/or the Property; and (v) to lease space in the Property, and to create such other tenancies in the Property as Landlord shall desire.

17.18 Counterparts; Delivery by Facsimile or E-mail. This Lease may be executed simultaneously in two (2) or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same Lease. Landlord and Tenant agree that the execution of this Lease by electronic means (including by use of DocuSign (or similar method) and/or by use of digital signatures) and/or the delivery of an executed copy of this Lease by facsimile or e-mail shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Lease had been delivered.

17.19 Confidentiality. [***].

17.20 OFAC. Neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Person List) or under any statute, executive order (including the September 24, 2001, Executive Order Block Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

17.21 Incorporation of Schedules. All of the terms and conditions of all of the Schedules to this Lease are hereby incorporated into this Lease.

17.22 Financial Statements. [***].

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease on the respective dates set forth below to be effective as of the Effective Date.

LANDLORD:

APLD ELN-02 C LLC,
a Delaware limited liability company

By:	/s/ Wes Cummins

Name:	Wes Cummins

Title:	Chief Executive Officer

Date:	August 28, 2025

TENANT:

COREWEAVE, INC.,
a Delaware corporation

By:	/s/ Brian Venturo

Name:	Brian Venturo

Title:	Chief Strategy Officer

Date:	August 28, 2025